EXHIBIT 10.3

DARLING INTERNATIONAL INC. COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PROGRAM POLICY STATEMENT

This policy is a statement of the plan for implementation of the Executive Compensation Program (the “Program”) effective January 15, 2009 for certain executives of Darling International Inc. (the “Company”), pursuant to the Company’s 2004 Omnibus Incentive Plan (the “Omnibus Plan”) approved by its stockholders in May 2005.  This Program supersedes the prior executive compensation plan, which was adopted under the Omnibus Plan on June 16, 2005 (the “Prior Program”); however, the Prior Program will remain in effect in respect of awards heretofore granted under the Prior Program.  Awards granted to employees under the Program are intended to be “qualified performance based compensation” under Article 12 of the Omnibus Plan.

Program Objectives

•	Reward Company executives for the achievement of specific annual, long-term and strategic goals of the Company throughout business cycles;

•	Align the short and long-term interests of Company executives with the interests of stockholders;

•	Attract and retain superior executives;

•	Provide compensation to Company executives that is competitive with the compensation paid to similarly situated executives; and

•	Create retention incentives for Company executives and provide an opportunity for increased equity ownership by Company executives.

Eligibility and Participation

Participants of the Program (each, a “Program Participant” and collectively, the “Program Participants”) include the Company’s chief executive officer (the “CEO”), the Executive Vice President, Finance and Administration (the “CFO”), the Company’s Executive Vice Presidents the (“EVPs”), the three most highly compensated executive officers, if any, of the Company other than the CEO, the CFO and the EVPs (together with the CEO, the CFO, and the EVPs,  the “named executive officers”) and such other executive officers as the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or the CEO may determine from time to time.

Non-employee directors of the Company will continue to receive formula-based equity compensation as more fully described below.

Structure and Implementation

The elements of compensation for each Program Participant are base salary, annual incentive bonus and long-term incentive equity awards.

Base Salary: The base salary element is intended to compensate the Program Participants for services rendered during each fiscal year.  Base salary ranges will be determined for a Program Participant based on his/her position and responsibility and should generally be set at or near the 50th percentile of base salary paid to similarly situated executives of general industrial companies that have similar total revenue and market capitalization and/or compete with the Company for management talent (“Peer Companies”); provided, that the Compensation Committee shall have authority to deviate from such percentile target as it deems necessary or appropriate to achieve the Program objectives.  Salary information of Peer Companies will be determined by using market data supplied by an outside global human resources consulting firm or other independent third party resource.

Annual Incentives:  The annual incentive bonus element for each Program Participant will be the possibility of a cash bonus that will be awarded upon the Program Participant’s achievement of both of two separate components:  the Company’s realization of certain financial measures, which will account for 75% of the annual incentive bonus, and the achievement of specific strategic, operational and personal goals (“SOPs”) designed for each Plan Participant based on his/her title and roles and responsibilities with the Company.  The SOPs will account for 25% of the annual incentive bonus.

The financial measures component will be based on the Company’s yearly return on gross investment (“ROGI”), which is defined as earnings before interest, taxes, depreciation and amortization divided by the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions), including, but not limited to, accounts payable, accrued expenses, pension liabilities, other non-current liabilities and deferred income taxes.  The Company’s yearly ROGI will be calculated as of the end of each fiscal year based on the Company’s financial statements prepared for and presented in Company’s Annual Report on Form 10-K; however, from time to time, the calculation of ROGI will be adjusted in the discretion of the Compensation Committee for excess cash on hand or in extraordinary circumstances.  A Program Participant will receive 100% of his/her target payout with respect to the financial measures component of the annual award if the Company attains an annual ROGI for the fiscal year equal to the 50th percentile of the Peer Companies ROGI as calculated by an outside global human resources firm.  The Compensation Committee will also set a threshold and maximum ROGI for each Program Participant between which Program Participants will receive a percentage of target payout between 25% (for achievement of the 25th percentile of the Peer Companies ROGI (the “ROGI Threshold”)) and 400% (for achievement of the 90th percentile of the Peer Companies ROGI) depending on the actual ROGI achieved.

The SOPs component of the annual incentive bonus will be based on both the Company’s achievement of the ROGI Threshold and a Program Participant’s achievement of individual SOPs.  A Program Participant may receive between 0% and 100% of his/her target payout with respect to the SOPs component depending on such participant’s performance for the fiscal year.  Prior to each fiscal year, the CEO will set individual, objective SOPs for each Program Participant (other than himself), which objectives will be approved by the Compensation Committee.  With respect to the CEO, the Compensation Committee will set and approve the CEO’s SOPs for each fiscal year.  Following the end of each fiscal year, each Program Participant’s performance will be evaluated against his/her SOPs by the CEO (except with respect to his/her own performance), and the Compensation Committee will determine the percentage of target payout to be awarded to such Program Participant.  In the case of the CEO, the Compensation Committee will evaluate the CEO’s performance against his/her SOPs and determine the payout for the SOPs component of the annual incentive bonus.  Each Program Participant must achieve a minimum of 75% of his/her SOPs to receive any payout for the SOPs component of the annual incentive bonus.

Long Term Incentives:  The long term incentive element of compensation will be awarded to Program Participants in the form of a yearly equity grant, which will be composed of 75% restricted stock and 25% stock options (together, the “Grant”); however, the Company will only award such yearly equity grants if the Company meets certain financial objective(s) for the relevant prior fiscal year as determined by the Compensation Committee from time to time.  The target dollar value of the Grant (the “Target Grant Dollar Value”) will range from 20% to 70% of the Program Participant’s base salary.  The Target Grant Dollar Value for each Program Participant, including the CEO, will be set by the Compensation Committee.  The actual amount of the award will be based on the Company’s actual trailing five-year ROGI average and may range from between 50% and 150% of the Target Grant Dollar Value.  If the Company’s trailing five-year ROGI average is less than or equal to the 25th percentile of the Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to 50% of his/her Target Grant Dollar Value; if the Company’s trailing five-year ROGI average is between the 25th and 50th percentile of Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to between 50% and 100% of his/her Target Grant Dollar Value; if the Company’s trailing five-year ROGI average is between the 50th and 75th percentile of Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to between 100% and 150% of his/her Target Grant Dollar Value; and if the Company’s trailing five-year ROGI average is over the 75th percentile of Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to a maximum amount of 150% of his/her Target Grant Dollar Value.

All financial and other objectives for individual Grants that are intended to be treated as "qualified performance-based compensation" under Article 12 of the Omnibus Plan and Section 162(m) of the Code (as defined in the Omnibus Plan) will be determined prior to the end of the first quarter of the fiscal year during which such performance will be determined.

Restricted stock granted under the Program will account for 75% of the total Grant. Restricted stock Grants will have no exercise price and will vest over a period of three years, with 25% vesting immediately upon issuance and 25% vesting on each of the next three anniversaries of the grant date.  Restricted stock will be granted on the fourth business day after the Company releases its annual financial results.  The number of shares of restricted stock granted will be determined using the Fair Market Value of the Company’s common stock on the third business day after the Company releases its annual financial results.

Stock options granted under the Program will account for 25% of the total Grant. Stock options will be granted on the fourth business day after the Company releases its annual financial results.  The exercise price of such stock options will be the Fair Market Value of the Company’s common stock on the third business day after the Company releases its annual financial results.  Stock options will vest over a period of three years with 25% vesting immediately upon issuance and 25% on each of the next three anniversaries of the grant date.

The Compensation Committee has the discretion to award or withhold Grants or to provide additional grants outside the Program if it determines that it is in the best interests of the Company to do so.

Non Employee Director Grants

Non-Employee Directors will automatically be granted stock options for 4,000 shares of the Company’s common stock on the date of their initial election to the Board of Directors by the stockholders.  The exercise price will be the grant date Fair Market Value.  Such grants will vest in 25% increments on the sixth month anniversary of the grant and on each of the first, second and third annual anniversaries of the date of the grant.

Each Non-Employee Director will automatically be granted stock options for 4,000 shares of the Company’s common stock if the Company achieves 90% of the 50th percentile for the Peer Group ROGI for the most recently completed fiscal year.  Such grant will be made automatically on the fourth business day after the Company releases its annual financial results. The exercise price of such stock options will be the Fair Market Value of the Company’s common stock on the third business day after the Company releases its annual financial results.  The Non-Employee Director stock options will vest in 25% increments on the sixth month anniversary of the grant date and on each of the first, second and third annual anniversaries of the grant date.

Additional Award

The Compensation Committee will periodically evaluate the advisability of grants of long-term incentives to the executives and employees of the Company.  The Compensation Committee will make such awards as it determines are appropriate, advisable and in the best interests of the Company.

Fair Market Value

For purposes of this Program, the term “Fair Market Value” has the meaning ascribed to it in the Omnibus Plan